Exhibit 10.18

      STRATEGIC MARKETING, MANUFACTURING AND TECHNOLOGY LICENSING AGREEMENT



         This Strategic Marketing, Manufacturing and Technology Licensing Agreement ("Agreement") dated August 26 , 2005 (the "Effective Date") between Imperial Petroleum Recovery Corporation, a Nevada corporation ("IPRC") whose address is 1970 S. Starpoint Drive, Houston, Texas 77032 and Stone & Webster Management Consultants, Inc., a Louisiana corporation ("SWMC") whose address is 4171 Essen Lane, Baton Rouge, LA 70809. IPRC and SWMC are sometimes collectively referred to as the "Parties".



                                    RECITALS


         A. IPRC has developed and owns the intellectual property rights to Microwave Separation Technology (MST), for treating oil/water/solids emulsions. The MST optimizes crude oil production, refining and transport, enhances bio-diesel and alternative fuels production while lessening environmental hazards

         B. IPRC has worked closely with SWMC to manufacture and integrate MST throughout refineries in the USA.

         C. SWMC or SWMC's affiliates are involved in the Consulting, Financing, Engineering, Procurement, and Construction in various industries worldwide, including refineries and petrochemical plants.

         D. IPRC desires to grant SWMC the exclusive right to fabricate all MST Units to be delivered to customers in the United States and to give SWMC the right to integrate the MST in refineries throughout the United States in exchange for marketing and sales contributions.



                                    AGREEMENT


         1. DEFINITIONS. For purposes of this Agreement, the following definitions apply:

         (a) "Cost" means the cost represented on the bill of materials supporting the most current Unit price at the time of cancellation or termination.

         (b) "Inventory" means any materials used to fabricate the Units ordered by SWMC pursuant to a purchase order from the IPRC.

         (c) "Materials" means labor, components and supplies used in the manufacturing, testing, packaging, and distribution of the Units.

         (d) "MST Unit" means any microwave system that utilizes IPRC's patented applicator and process to treat emulsions with microwave energy. An "MST Unit" does not include any separations device or software control system to integrate the microwave and separator, or any software control system to operate a stand-alone "MST Unit" without a separations device, unless explicitly stated as being included.

         (e) "Primary Seller" refers to either IPRC or SWMC in situations where one party has taken a clear lead in making an initial contact, progressing negotiations, and finalizing a sale or lease agreement. This distinction, where appropriate, should be substantially clear to both parties and shall be agreed to by both parties in good faith. This distinction is relevant for Section 12 (IPRC Open Bid Fabrication Option and SWMC Matching First Right of Refusal) and Sections 21 and 22(Revenue Sharing).

         2. TERM. This Agreement commences on the Effective Date and shall continue for four years thereafter (the "Initial Term"). After the expiration of the Initial Term (unless this Agreement has otherwise been terminated), this Agreement shall be automatically renewed for separate but successive two-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety days or more prior to the end of the current term.

         3. APPLICABILITY AND EXCLUSIONS. This Agreement will apply to all MST sales and leases completed by contract during the term of this Agreement except those specifically excluded in this Agreement. This Agreement will not apply to any MST sale or lease to either IPRC or SWMC made for the purpose of entering into business either individually or jointly as an MST service contract provider or made for the purpose of entering into the biodiesel business as a producer rather than as a technology provider to a third party biodiesel producer. The parties agree that an addendum to this Agreement will be drafted to cover the biodiesel production and/or the sale or lease of MST relating to biodiesel to a third party biodiesel producer.

         4. "PIONEER" PRICING EXCLUSIONS. Both IPRC and SWMC recognize it may be necessary or desirable to offer a special "pioneer" sale or lease price to the first three potential MST users to gain entry in the marketplace. Both IPRC and SWMC agree they will accept reduced net income on the first three MST units in equal percentage proportions if either party determines a low cost "pioneer" rate is required to make any of the first three MST unit sales or leases. This reduction will apply to all phases of the project, including fabrication, sale and lease income, but neither party will be required to perform any service for a price below its actual cost. Each party agrees it will not unreasonably withhold its cooperation or performance of otherwise obligated services should either party request a "pioneer" rate. Both parties agree their primary emphasis in making the first three MST unit sales or leases shall be on gaining market entry and acceptance rather than meeting the income targets stated elsewhere in this Agreement. Both parties also agree this "pioneer" option will only be invoked after all reasonable efforts have been made to achieve a sale or lease price in line with the standard MST unit pricing targets. Special "pioneer" pricing shall not be available to either IPRC or SWMC for the sale or lease of an MST unit for its own use unless specifically agreed to without prior obligation by the other party.

         5. EXCLUSIVE U.S. FABRICATOR. IPRC hereby grants SWMC the exclusive right to fabricate all MST Units to be delivered to customers in the United States through the term of the Agreement provided SWMC fulfills the marketing, sales and fabrication obligations established by this Agreement. The preferred fabricator will be Shaw Maintenance, Inc.

         6. PREFERRED OVERSEAS FABRICATOR. IPRC also grants SWMC the exclusive right to fabricate all MST Units to be delivered to customers outside of the United States through the term of the Agreement provided SWMC fulfills the marketing, sales and fabrication obligations established by this document provided the use of SWMC as Fabricator does not conflict with local requirements or inhibit the sale, lease or collective economic returns to the Parties related to use of MST outside the United States.

         7. MICROWAVE APPLICATOR FABRICATION. IPRC will fabricate all patented MST microwave applicator components, and SWMC shall obtain all patented MST applicator components from IPRC at a cost that reflects IPRC's standard margins. At its sole discretion, IPRC may elect to utilize the services of SWMC or a third party contractor to fabricate the patented MST microwave applicator components.

         8. SEPARATION SYSTEM FABRICATION AND MST UNIT / SEPARATOR CONTROL INTEGRATION. Some MST users will require both an MST Unit microwave system and a product separator system to achieve their process goals. Since many separator providers produce their own skid mounted systems, IPRC will generally contract separately with these providers to obtain the separator equipment, and IPRC will complete the integration of the mechanical and software control components of the microwave and separator systems. At its sole discretion, IPRC may elect to utilize the services of SWMC or a third party fabricator to complete integration of the microwave and control components. In situations where this is impractical or impossible, such as when an MST unit is part of a substantially larger project, but not limited to that example, IPRC shall grant SWMC permission in writing to enter into an appropriate contract to sell or lease MST technology and shall not unreasonably withhold such permission.

         9. LICENSE. IPRC hereby grants SWMC a non-exclusive license during the term of this Agreement to use IPRC's patents; trade secrets and other related intellectual property related to the MST Units as necessary to perform SWMC's obligations under this Agreement.

         10. MARKETING. Both parties agree to use reasonable effort to promote the commercial success of the MST technology. Commercial success is defined as the fabrication of at least one MST unit each calendar year during the term of the Agreement. In consideration for these efforts, IPRC hereby grants SWMC the right to market MST to potential MST customers within the fields of crude oil production, refining and transport, biodiesel and alternative fuels production, bilge water treatment and environmental clean up projects. IPRC will provide to SWMC marketing material that can be utilized for marketing purposes. When appropriate, the parties will continue to develop the current marketing materials as well as future marketing materials in order to enhance current and future opportunities.

         11. FABRICATION PRICE AND PAYMENT TERMS. The price to be paid by IPRC to SWMC for the MST Units will be negotiated and agreed to by the parties; provided, that the price must at a minimum reflect SWMC's standard margins. The price for Units will be reviewed periodically by the parties. Any changes and timing of changes shall be agreed to by the parties. Prices quoted are exclusive of federal, state and local excise sales use and similar taxes, and any other duties, and the contract holder (either SWMC or IPRC) shall be responsible for all such items. Payment for any related materials, services or other costs not incorporated into the MST Unit(s) as part of the purchase order to be paid by IPRC will be agreed to by the parties.

         12. IPRC OPEN BID FABRICATION OPTION AND SWMC MATCHING FIRST RIGHT OF REFUSAL. For any MST sale or lease in which SWMC is not the Primary Seller, IPRC will have the right to obtain an open market bid for work essentially equal to that proposed by SWMC. If a legitimate open market bid is less than the SWMC cost by 10% or more, SWMC will have the right to match that bid and perform the work with first right of refusal, and IPRC will have the right to select the open bid proposal if SWMC declines to match the open bid.

         13. WORK. SWMC agrees to use reasonable commercial efforts to perform the Work pursuant to purchase orders or changes thereto issued by IPRC and accepted by SWMC. "Work" means to procure Materials and to fabricate, assemble, and test the MST Units pursuant to detailed written Specifications for each such unit, which are provided by IPRC and accepted by SWMC, and to deliver and install such units (depending on the specific scope of work that has been agreed to). "Specifications" means for each MST Unit or revision thereof written requirements that include, but are not limited to, bill of materials, designs, schematics, assembly drawings, process documentation, test specifications and other specification materials.

         14. PURCHASE ORDERS. IPRC, potentially in conjunction with Customer or end-user will issue written purchase orders, which specify all Work to be completed within a commercially reasonable period commencing on the date of the purchase order. Each purchase order shall reference this Agreement and the applicable Specifications. IPRC may use its standard purchase order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder. The parties agree that the terms and conditions contained in this Agreement shall prevail over any inconsistent terms and conditions of any purchase order, acknowledgment form or other instrument.

         15. SHIPMENTS. The MST Units are sold FOB SWMC's facility. Title to and the risk of loss for the MST Units shall pass to IPRC upon delivery by SWMC to an IPRC-specified carrier at the SWMC's delivery dock.

         16. ENGINEERING CHANGES. IPRC may request in writing SWMC incorporate engineering changes into MST Units. Such request will include a description of the proposed engineering change sufficient to permit SWMC to evaluate its feasibility and cost. SWMC's evaluation shall be in writing and shall state the costs to include their standard margins and be in sufficient detail to include material, anticipated labor costs, time for implementation and the impact on the delivery schedule and pricing of the MST Units. SWMC will not be obligated to proceed with the engineering change until (a) the parties have agreed upon the changes to the MST Unit's Specifications, delivery schedule and unit pricing and
(b) IPRC has issued a purchase order for the implementation costs agreeing what costs are to be borne by IPRC including, without limitation, one-time charges, and the Cost of Inventory and Special Inventory on-hand and on-order that becomes obsolete. Engineering changes deemed necessary by SWMC will be reviewed and approved by IPRC before implementation.

         17. UNIT ACCEPTANCE. The MST Units delivered by Fabricator will be inspected and tested as required by IPRC within 60 days of receipt unless customer schedules prohibit acceptance testing within 60 days, in which case IPRC shall notify SWMC in writing and a suitable remedy shall be agreed to in writing. If any MST Units are found to be defective in material or workmanship, then IPRC has the right to reject such Units during said period. MST Units not rejected during said period will be deemed accepted. IPRC may return defective MST Units, freight collect, after obtaining a return material authorization number from SWMC to be displayed on the shipping container and completing a failure report. Rejected MST Units will be promptly repaired or replaced, at SWMC's option, and returned freight pre-paid. If the Unit is source-inspected by IPRC prior to shipment, IPRC will inspect goods five days prior to the requested shipment date.

         18. EXPRESS LIMITED WARRANTY. SWMC warrants MST Units will have been fabricated in accordance with IPRC's applicable Specifications and will be free from defects in workmanship for a period of 365 days from the date of acceptance. Materials are warranted to the same extent that the original manufacturer warrants the Materials. This express limited warranty does not apply to (a) Materials consigned or supplied by IPRC to SWMC; (b) defects resulting from failure due to IPRC's Specifications or the design of the MST Units; (c) MST Units that have been abused, damaged, altered, not handled in accordance with SWMC's instructions or misused by any person or entity after title passes to IPRC. Upon any failure of a MST Unit to comply with the above warranty, SWMC's sole obligation to IPRC, and IPRC's sole remedy, is for SWMC, at its option, to promptly repair or replace such unit, at its cost up to the compensation received for the deficient services or materials, and return it to IPRC freight prepaid. IPRC shall return MST Units covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from SWMC to be displayed on the shipping container. IPRC will provide its own warranties, as applicable, directly to any of its end users or other third parties. SWMC's express warranty set forth in this paragraph shall be SWMC's exclusive warranty in lieu of any other warranty, whether express or implied.

         19. END-USER CONTRACTS. In general, regardless of which party is the Primary Seller, the contract for the sale or lease of an MST Unit to a third party user will be made between IPRC and the third party user. In situations where this is impractical or impossible, such as when an MST unit is part of a substantially larger project, but not limited to that example, IPRC shall grant SWMC permission in writing to enter into an appropriate contract to sell or lease MST technology and shall not unreasonably withhold such permission. This agreement includes a "most favored nation" relationship whereby SWMC will receive the lowest prices offered from IPRC for products and services.

         20. TRAINING AND ROUTINE MAINTENANCE RESPONSIBILITY. IPRC will be responsible to provide training on MST unit operation and routine maintenance to protect its contract and warranty obligations and IPRC will retain any profit from these operations. IPRC shall, by mutual agreement, transfer the actual execution of these responsibilities to SWMC in situations where both parties agree this is desirable and SWMC will retain any profit from these operations.

         21. REVENUE SHARING FROM MST SALES CONTRACTS. MST units sold to customers will generate a lump sum payment in the form of a capital sale markup, which includes a one-time technology licensing fee per unit, and a monthly income in the form of a standard capacity-based technology use fee per unit. SWMC will receive a lump sum payment for the fabrication of the MST and retain 100% of the fabrication markup whereas IPRC will receive 100% of the fees relating to technology licensing and use. When the lump sum payment from the customer is received:

         (a) SWMC will receive an amount to cover fabrication cost of the MST to include their standard margin. IPRC will receive an amount to cover the cost plus their standard margin of any centrifuge and separator equipment delivered plus other costs required for the sale including, but not limited to non-recovered laboratory and demonstration unit expenses, applicator fabrication, microwave and separator mechanical and software control integration, unit transport, insurance and start-up costs

         (b) IPRC will receive AN AGREED UPON AMOUNT of the remaining lump sum payment as a one-time technology licensing fee

         (c) Any remaining funds from the lump sum payment will be split equally between both parties

         (d) IPRC will receive future monthly technology use fee payments

         22. REVENUE SHARING FROM MST LEASE CONTRACTS. MST units leased to customers will generate monthly income in the form of a lease payment and a standard capacity-based technology use fee. The parties shall enter into a sales leaseback arrangement with a third party financing company in order to satisfy items 21(a) and 21(b) (as if it were a sale). Any lease revenue above the lease payment to the third financing company will be split equally.

         23. TERMINATION. This Agreement may be terminated by SWMC or IPRC for any reason upon 90 days written notice to either party if (a) the other party defaults in any payment to the terminating party and such default continues after a cure for a period of 60 days after the delivery of written notice thereof by the terminating party to the other party; or (b) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues un-remedied for a period of 60 days after the delivery of written notice thereof by the terminating party to the other party. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination for any completed work for any completed work or ongoing revenue sharing commitments

         24. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary, neither IPRC nor SWMC (including SWMC's or IPRC's respective affiliates, subcontractors, vendors, suppliers, and employees) shall be liable for any indirect, incidental, or consequential loss or damage (including loss of profits), whether arising in contract, tort or otherwise, and irrespective of fault or negligence. IPRC and SWMC's total aggregate liability in connection with all claims related to any purchase order issued by IPRC under this Agreement shall in no event exceed the compensation received under the specific purchase order.

         25. INDEMNITY. Each party agrees to indemnify, defend and hold harmless the other party from any and all losses, claims, expenses, damages asserted against or suffered by the other party to the extent caused by the party.

         26. CONFIDENTIALITY. Both IPRC and SWMC recognize the importance of the other parties' Confidential Information (as defined below). The receiving party agrees (i) to hold the disclosing party's Confidential Information in strict confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the receiving party employs with respect to its confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, and (iii) not to make any use whatsoever at any time of such Confidential Information except as expressly authorized in this Agreement. Any employee, agent or contractor given access to any Confidential Information must have a legitimate "need to know" and shall be bound by confidentiality obligations similar to those contained herein. Without granting any right or license, the disclosing party agrees that the foregoing clauses (i), (ii) and
(iii) shall not apply with respect to information the receiving party can document: (A) is in or (through no improper action or inaction by the receiving party) enters the public domain; (B) was rightfully in its possession or known by it prior to receipt from the disclosing party; (C) was rightfully disclosed to it by another person without restriction; or (D) is required to be disclosed by the receiving party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving party provides prior written notice of such disclosure to the disclosing party, takes reasonable and lawful actions to avoid or minimize the degree of such disclosure and provides the disclosing party a reasonable opportunity to seek a protective order or injunction to limit such disclosure. For purposes of this Agreement, "Confidential Information" of a disclosing party shall mean, any information relating in any way to the properties, products, processes or business of the disclosing party (including, without limitation, source code, computer programs, algorithms, names and expertise of employees and consultants, trade secrets, know-how, formulas, processes, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information). Where appropriate the parties agree that some information, which may be considered confidential, may need to be presented within marketing material. For that purpose both parties agree the information will not be confidential and can be disclosed. Specifically, the parties agree that information included in presentations, brochures and other marketing material including hard-copy and electronic version developed by IPRC or jointly by the parties will not be considered Confidential Information unless they are clearly marked "Confidential".

         Immediately upon termination or expiration of this Agreement, the receiving party will turn over to the disclosing party all Confidential Information of the disclosing party and all documents or media containing any such Confidential Information.


         The receiving party acknowledges and agrees that due to the unique nature of the disclosing party's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving party or third parties to unfairly compete with the disclosing party resulting in irreparable harm to the disclosing party, and therefore, that upon any such breach or any threat thereof, the disclosing party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Any breach of this Section will constitute a material breach of this Agreement.

         27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions.

         28. AMENDMENTS. This Agreement may be amended only by written consent of both Parties.

         29. INDEPENDENT CONTRACTOR. Neither party shall, for any purpose, be deemed to be an agent of the other party. The relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

         30. EXPENSES. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, each party shall pay its legal fees.

         31. INSURANCE. SWMC and IPRC agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. IPRC specifically agrees to maintain insurance coverage for any finished MST Units or Materials the title and risk of loss of which passes to IPRC pursuant to this Agreement and that are stored on the premises of IPRC.

         32. FORCE MAJEURE. In the event that either party is prevented in good faith from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able in good faith to perform within 90 days after such event, the other party may terminate the Agreement.

         33. SUCCESSORS, ASSIGNMENT. These Agreements shall be binding upon and inure to the benefit of the parties hereto and there respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, SWMC may assign this Agreement to any of its affiliates with IPRC approval which will not be unreasonably withheld

         34. NOTICES. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally;
(b) when sent by confirmed facsimile; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

         35. PRESS RELEASES. A party shall not issue any press release, circular or announcement in relation to this Agreement without the prior written consent of the other Party; provided, however, that a party may make such disclosures as required by law or by the rules of any stock exchange.

         36. EVEN-HANDED CONSTRUCTION. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

         37. GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of Louisiana, without regard to its conflicts of laws provisions.

                  IMPERIAL PETROLEUM RECOVERY CORPORATION

                  By: /s/ Alan B. Springer
                  --------------------------------------------
                  Name: Alan B. Springer
                  Title: Chairman and Chief Executive Officer




                  STONE & WEBSTER MANAGEMENT CONSULTANTS, INC.


                  By: /s/  Daniel J. Shapiro
                  --------------------------------------------
                  Name:  Daniel J. Shapiro
                  Title:  President